Exhibit 99.1

Fulton Financial Corporation

(Logo Omitted)

FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley
(Full text available on PR Newswire)	Cell Phone: 717-371-2379
Office: 717-291-2616

Fulton Financial net income up 5.3% in fourth quarter

(January 20) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $35.7 million in the fourth quarter of 2003, resulting in a 5.3 percent increase over $33.9 million for the same period in 2002. Diluted net income per share increased to 33 cents, a 3.1 percent increase over the 32 cents reported for the fourth quarter of 2002. The annualized return on average assets was 1.50 percent for the quarter and annualized return on average equity was 15.32 percent.

The Lancaster, Pennsylvania-based financial holding company reported net income of $138.2 million for the year ended December 31, 2003, a 3.9 percent increase over 2002. Net income per share for the year increased to $1.28, a 4.1 percent increase over the $1.23 reported in 2002.

“While low interest rates continued to impact our earnings, we were able to increase both our net interest income and our net interest margin in the fourth quarter,” said Rufus A. Fulton, Jr., chairman and chief executive officer. “Net interest income increased mainly as a result of balance sheet growth, aided by the addition of our newest affiliate, Premier Bank.”

“Improving equity markets also contributed to our earnings as investment management and trust services income and the value of our equity portfolio both increased. Asset quality remained strong and expenses increased moderately, due mainly to the addition of Premier. Late in the year, we saw a decrease in mortgage banking income as longer-term rate increases resulted in lower refinance volumes.”

Net interest income for the quarter increased $3.3 million, or 4.3 percent, compared to the fourth quarter of 2002. Fulton Financial’s net interest margin was 3.73% for the fourth quarter of 2003, compared to 3.62% for the third quarter of 2003 and 4.17% for the fourth quarter of 2002. The improvement from the third quarter was due to a combination of higher investment yields and lower deposit costs. The decline from the fourth quarter of 2002 resulted from average yields on earning assets decreasing further than the average cost of deposits.

Loans, net of unearned income, increased $842.9 million, or 15.9 percent, to $6.2 billion at December 31, 2003, compared to $5.3 billion at December 31, 2002. Commercial loans and mortgages increased $735.4 million, or 22.9 percent, while residential mortgages, including home equity loans, increased $79.8 million, or 6.4 percent. Premier Bank contributed approximately $367 million to the total increase in loans. Excluding Premier and the acquisition of $170 million of agricultural loans during the fourth quarter of 2003, Fulton Financial realized a $306 million, or 5.8 percent, increase in loans.

Non-performing assets were 0.33 percent of total assets at December 31, 2003, an improvement from 0.47 percent of total assets at December 31, 2002. Annualized net charge-offs for the quarter ended December 31, 2003 were 0.16 percent of average total loans, compared to 0.21 percent for the same period of 2002. For the year ended December 31, 2003, net charge-offs were 0.17 percent of average loans, compared to 0.22 percent for 2002.

Total deposits increased $506.3 million, or 8.1 percent, to $6.75 billion at December 31, 2003, compared to $6.25 billion at December 31, 2002. Demand and savings balances increased $595.0 million, or 16.0 percent, to $4.3 billion, while time deposits decreased $88.8 million, or 3.5 percent, to $2.4 billion. The acquisition of Premier Bank added $453 million to total deposits.

Other income decreased $586,000, or 2.1 percent, to $27.5 million in the fourth quarter of 2003, due to a decrease in mortgage banking income as refinance volume declined during the quarter. Offsetting this decrease was an increase in investment management and trust services income, which increased $738,000, or 9.9 percent. Other expenses increased $3.1 million, or 5.5 percent, to $60.7 million in the fourth quarter of 2003, compared to $57.5 million in the same period of 2002. Excluding Premier Bank, expenses increased $191,000, or 0.3 percent, over the fourth quarter of 2002.

Fulton Financial Corporation is a $9.8 billion Lancaster, Pennsylvania-based financial holding company which operates 200 banking offices in Pennsylvania, Maryland, Delaware and New Jersey through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ, and Premier Bank, Doylestown, PA.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.

Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

In August, the Corporation announced that it will acquire Resource Bankshares Corporation, headquartered in Virginia Beach, Virginia. Resource Bankshares banking subsidiary, Resource Bank, with approximately $860 million in assets, operates six community banking offices in Newport News, Chesapeake, Herndon, Virginia Beach (two locations) and Richmond in Virginia. In addition, Resource Bank operates 14 loan production and residential mortgage offices in Virginia, North Carolina, Maryland and Florida. The acquisition is expected to be completed on or before April 1, 2004.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.

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2003

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